Exhibit 99.3

OFFER TO EXCHANGE ALL OF THE OUTSTANDING
7¾% SENIOR NOTES DUE 2014
FOR
7¾% SENIOR NOTES DUE 2014
REGISTERED UNDER THE SECURITIES ACT OF 1933
OF
BUILDING MATERIALS CORPORATION OF
AMERICA

THE EXCHANGE OFFER WILL EXPIRE AT [5:00 P.M. OR 12:01 A.M.], NEW YORK CITY TIME, ON
[INSERT DATE 20 FULL BUSINESS DAYS AFTER THE COMMENCEMENT DATE], UNLESS
EXTENDED BY BUILDING MATERIALS CORPORATION OF AMERICA
(THE “TIME OF EXPIRATION”)

[INSERT DATE – SAME DATE AS PROSPECTUS]

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is the material listed below relating to the offer by Building Materials Corporation of America (the “Company”) to exchange $1,000 principal amount of its 7¾% Senior Notes due 2014, which have been registered under the Securities Act of 1933, as amended, for each $1,000 principal amount of outstanding unregistered 7¾% Senior Notes due 2014 (the “Old Notes”), of which $200,000,000 aggregate principal amount is outstanding.

We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own names.

Enclosed herewith are copies of the following documents for forwarding to your clients:

1.   The prospectus, dated [INSERT DATE OF PROSPECTUS],

2.   A letter of transmittal for your use and for the information of your clients,

3.   A form of notice of guaranteed delivery to be used to accept the exchange offer if certificates and all other required documents are not immediately available or if time will not permit all required documents to reach the exchange agent on or prior to the Expiration Date or if the procedure for book-entry transfer (including a properly transmitted agent’s message) cannot be completed on a timely basis,

4.   A form of letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, including an instruction to registered holder from beneficial owner for obtaining your clients’ instructions with regard to the exchange offer, and

5.   A return envelope addressed to Wilmington Trust Company as exchange agent.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

The Company will not pay any fees or commissions to any broker, dealer or other person (other than the exchange agent as described in the prospectus) in connection with the solicitation of tenders of Old Notes pursuant to the exchange offer. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes applicable to the tender of Old Notes to it or its order, except as otherwise provided in the prospectus and the letter of transmittal.

Please refer to “The Exchange Offer – Procedures for Tendering” in the prospectus for a description of the procedures which must be followed to tender Old Notes in the exchange offer.

Any inquiries you may have with respect to the exchange offer may be directed to the exchange agent at [INSERT TOLL FREE NUMBER OF EXCHANGE AGENT] or at the address set forth on the cover of the letter of transmittal. Additional copies of the enclosed material may be obtained from the exchange agent.

Very truly yours, Building Materials Corporation of America

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.